Delisting Determination, The Nasdaq Stock Market, LLC, December 27, 2023, Fat Projects Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Fat Projects Acquisition Corp., effective at the opening of the trading session on January 8, 2024.
Based on review of information provided by the Company, Nasdaq
Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(B). The Company was notified of the Staff determination on October 17, 2023.
On October 24, 2023, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Rule 5815. On November 28, 2023, the Company informed of its intent to withdraw the appeal. On November 29, 2023, the Panel issued a letter acknowledging the Companys withdrawal. On November 30, 2023, the Company retracted its appeal withdrawal. On December 1, 2023, Staff issued an additional delist determination pursuant to Listing
Rules 5250(c)(1), 5450(a)(2), 5450(b)(2)(A), and 5450(b)(2)(C).
Also on December 1st, the Company confirmed its appeal withdrawal.
The Company securities were suspended on December 5, 2023. The Staff determination to delist the Company securities became final on December 5, 2023.